EXHIBIT 16.1

September 27, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K/A dated September 27, 2002 of Private Media Group, Inc. (Commission File Number 000-25067) and are in agreement with the statements contained in the first sentence of the first paragraph and the second through sixth paragraphs on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/    Ernst & Young AB
Ernst & Young AB
Certified Public Accountants
Stockholm, Sweden